RB ASSET, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be held on September 16, 1998

To the Stockholders of RB Asset, Inc.:

     NOTICE IS HEREBY GIVEN that the 1998 annual meeting of stockholders (the "Annual Meeting") of RB Asset, Inc., a Delaware corporation ("RB Asset" or the "Company"), will be held at the Grand Hyatt of New York Hotel, Park Avenue at Grand Central, New York, New York, 10017 on Wednesday, September 16, 1998, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy and information statement:

               1. To consider and vote upon a proposal to elect two directors nominated by the board of directors to serve for a term of three years or until such directors' successors are elected and shall have qualified;

               2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 1999;

               3. To consider and vote upon a proposal to elect two directors nominated by holders of Preferred Stock (as defined below) to serve for a term of one year or until such directors' successors are elected and shall have qualified; and

               4. The transaction of such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

     The board of directors has fixed the close of business on August 26, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. Holders of common stock, $1.00 par value, of the Company (the "Common Stock") and holders of 15% non-cumulative perpetual preferred stock, series A, $1.00 par value, of the Company (the "Preferred Stock) at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.


                                            By order of the board of directors,



                                            Jerome R. McDougal
                                            Chairman of the Board



     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. THE COMPANY IS NOT SOLICITING PROXIES FROM HOLDERS OF PREFERRED STOCK. HOLDERS OF COMMON STOCK ARE REQUESTED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. HOLDERS OF COMMON STOCK CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD.
--------------------------------------------------------------------------------

August 31,1998

746603.6

                                 RB ASSET, INC.
                              --------------------

                         PROXY AND INFORMATION STATEMENT

                       1998 ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 16, 1998
                              ---------------------

                                  INTRODUCTION

     This proxy and information statement ("Proxy and Information Statement") is being furnished by and on behalf of the board of directors (the "Board of Directors") of RB Asset, Inc., a Delaware corporation ("RB Asset" or the "Company"), in connection with the solicitation of proxies from holders of Common Stock (as defined below) to be voted and the action to be taken by holders of Preferred Stock (as defined below) at the 1998 annual meeting of stockholders (the "Annual Meeting") to be held at the Grand Hyatt of New York Hotel, Park Avenue at Grand Central, New York, New York, 10017 on Wednesday, September 16, 1998, at 10:00 a.m., local time, and at any adjournment or postponement thereof. This Proxy and Information Statement (and, in the case of the holders of Common Stock, the enclosed proxy card) are being sent to stockholders on or about August 31, 1998.

     At the Annual Meeting, holders of common stock, $1.00 par value, of RB Asset ("Common Stock") will consider and vote upon proposals (i) to elect Edward
V. Regan and James J. Houlihan (the "Board Nominees") as directors to serve for a term of three years or until such directors' successors are elected and shall have qualified ("Proposal 1") and (ii) to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 1998 ("Proposal 2").

     In addition, at the Annual Meeting, holders of RB Asset 15% non-cumulative perpetual preferred stock, series A, $1.00 par value ("Preferred Stock"), will consider and vote upon a proposal to elect two individuals as directors nominated by holders of Preferred Stock to serve for a term of one year or until such directors' successors are elected and shall have qualified ("Proposal 3"). The holders of the Preferred Stock are entitled to elect two directors because dividends on the Preferred Stock are in arrears and unpaid for six full quarterly dividend periods (including the period of arrears on similar preferred stock of the Company's predecessor, River Bank America (the "Predecessor")). The Company has received written communication from persons representing that they are the beneficial holders of 85% of the total number of shares of Preferred Stock nominating Jeffrey E. Susskind and David J. Liptak (the "Preferred Stock Nominees") as directors to fill the director positions automatically created as a result of the Company's failure to pay or declare and set aside for payment the dividends in arrears. THE BOARD OF DIRECTORS DOES NOT TAKE ANY POSITION WITH RESPECT TO THE ELECTION OF ANY OF THE PREFERRED STOCK NOMINEES AND IS NOT SOLICITING ANY PROXIES IN CONNECTION WITH THE ANNUAL MEETING AND DOES NOT MAKE ANY RECOMMENDATION "FOR" OR "AGAINST" THE ELECTION OF ANY SUCH NOMINEE.

     Stockholders will also transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on August 26, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     The mailing address of Company's principal executive offices is 645 Fifth Avenue, 8th Floor, New York, New York 10022, and the telephone number at that address is (212) 848-0201.

746603.6

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF PROPOSALS 1 AND 2 FOR UPON WHICH HOLDERS OF COMMON STOCK ARE ENTITLED TO VOTE AT THE ANNUAL MEETING.

     THE COMPANY REQUESTS HOLDERS OF COMMON STOCK, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY, OF COURSE, ATTEND THE ANNUAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

Voting Rights and Vote Required

     Only holders of record of Common Stock and Preferred Stock issued and outstanding as of the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 7,100,000 shares of Common Stock and 1,400,000 shares of Preferred Stock issued and outstanding held by approximately eight and four holders of record, respectively.

     Holders of record of Common Stock at the close of business on the Record Date are entitled to one vote per share upon Proposals 1 and 2 submitted to a vote of the holders of Common Stock at the Annual Meeting or any adjournment or postponement thereof. Holders of record of Preferred Stock at the close of business on the Record Date are entitled to one vote per share upon Proposal 3 submitted to a vote of holders of Preferred Stock at the Annual Meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business on Proposals 1 and 2 at the Annual Meeting. Inasmuch as the Certificate of Designation is silent on the voting requirements and procedures with respect to the election of the Preferred Stock Nominees, the Company has determined to apply to Proposal 3 provisions of the Company's bylaws applicable to the election of directors and the conduct of stockholder meetings generally. Thus, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Preferred Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business on Proposal 3 at the Annual Meeting. Stockholders voting or abstaining from voting on any matter will be counted as present for purposes of constituting a quorum. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares Common
Stock in the case of Proposals 1 and 2, or the holders of a majority of the shares of Preferred Stock in the case of Proposal 3 present in person or by proxy and entitled to vote at the Annual Meeting may, by majority vote, adjourn the Annual Meeting from time to time.

     The election of the Company Nominees as directors requires a plurality of the votes cast by the holders of Common Stock at the Annual Meeting. The ratification of the appointment of the Company's independent auditors requires a majority of the votes cast by the holders of Common Stock at the Annual Meeting. The election of the Preferred Stock Nominees as directors requires a plurality of the votes cast by the holders of Preferred Stock at the Annual Meeting.

     Abstentions will be considered in determining the presence of a quorum for action on the proposals considered at the Annual Meeting, but will not be counted as votes cast on any matter presented for a vote at the meeting. Since the election of directors pursuant to Proposals 1 and 3 requires a plurality of the votes cast and the ratification of the appointment of Ernst & Young LLP pursuant to Proposal 2 requires a majority of the votes cast at the Annual Meeting at which a quorum is present, abstentions will be excluded from the vote on such matters.

     Alvin Dworman, East River Partnership B and Odyssey Partners, L.P., holders of Common Stock who own an aggregate of 3,600,000 or 50.8% of the outstanding shares of Common Stock, have advised the Company that they intend to vote in favor of Proposals 1 and 2.


746603.6
                                       -2-

Voting of Proxies; Revocation; Solicitation

     All shares of Common Stock which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2 DESCRIBED HEREIN. The Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this Proxy and Information Statement. If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time and/or place, the persons named in the enclosed form of proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Company's by-laws provide that the Annual Meeting may be adjourned for later consideration of Proposals 1 and 2 by a majority vote of the stockholders present or represented by proxy and entitled to vote thereat from time to time without notice other than announcement at the meeting. Thus, an adjournment with respect to Proposals 1 and 2 will require a majority vote of the holders of Common Stock and an adjournment with respect to Proposal 3 will require a majority vote of the holders of Preferred Stock.

     Any proxy given by a holder of Common Stock pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) giving the President or the Secretary of the Company, at the address of the Company set forth in the notice of meeting, written notice of such revocation; (ii) executing a later-dated proxy; or (iii) attending the meeting and giving notice of such revocation in person. Mere attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to the Company at 645 Fifth Avenue, 8th Floor, New York, New York 10022, Attention: President, so as to be delivered at or before the taking of the vote at the Annual Meeting.

     All expenses of this solicitation, including the cost of preparing and mailing of this Proxy and Information Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the shares of the Common Stock and Preferred Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

746603.6
                                       -3-

                   PROPOSAL 1 -- ELECTION OF COMPANY NOMINEES

Board of Directors and Nominees for Director

     RB Asset's Board of Directors is divided into three classes of directors, serving staggered three-year terms. There are currently two vacancies in the Board of Directors. Edward V. Regan and James J. Houlihan have been nominated for election as directors at the Annual Meeting to serve for a three-year term ending on the date of the 2001 annual meeting of stockholders and until their successors shall be elected or qualified. The election of Mr. Houlihan will leave the Company with one vacancy; however, following the Annual Meeting, Robert N. Flint intends to resign as a director. The Board of Directors intends to appoint Alvin Dworman and David A. Shapiro to fill the remaining current vacancy and the additional vacancy created by Mr. Flint's resignation.

     The Board of Directors has been informed that its nominees for director are willing to serve as director but, if they should decline or be unable to act as a director, the individuals named in the Company proxy card as proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that nominees will be unable or unwilling to serve.

     The election to the Board of Directors of the Company Nominees for director will require the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote assuming a quorum is present. In tabulating the vote, abstentions will be disregarded. The Board of Directors unanimously recommends that holders of Common Stock vote FOR the election of its nominees for director to the Board of Directors.

     The name, age as of August 31, 1998, position with the Company, if any, term of office following the Annual Meeting, and period of service as a director, of each of the Company's directors, nominees for election director and proposed nominees for appointment as director are as follows:


                                                                                         Class Term       Director
             Name               Age                          Position                     Expires         Since (1)

Robin Chandler Duke............  74            Director, Vice President and                 1999            1977
                                               Secretary (2)
Alvin Dworman..................  72            Nominee for appointment as                   2000            --
                                               Director
Robert N. Flint................  77            Director (2)(3)                              1999            1976
James J. Houlihan..............  46            Nominee for election as Director             2001            --
William D. Hassett.............  62            Director (3)                                 2000            1976
Jerome R. McDougal.............  70            Director, Chairman of the Board,             2000            1991
                                               Chief Executive Officer and
                                               President (3)
David A. Shapiro...............  47            Nominee for appointment as                   1999            --
                                               Director
Edward V. Regan................  68            Director (2)(3)                              2001            1995
--------------------------



(1)      Includes tenure with the Predecessor.
(2)      Member of the audit committee.
(3)      Member of the asset management committee.

746603.6
                                       -4-

     The principal occupation for the last five years and selected biographical information of each of the directors, nominees for director and executive officers is set forth below.

     Robin Chandler Duke. Ms. Duke is National Chairman of Population Action International, and she serves as a director of International Flavors and Fragrances and American Home Products Corporation. Ms. Duke has served in an unsalaried capacity as Vice President and Secretary of the Company and the Predecessor since July 1996.

     Alvin Dworman. Mr. Dworman is the founder and chairman of The ADCO Group, a financial services, merchant banking and real estate company established in 1981. Mr. Dworman also has been a director of the Sequa Corporation since 1987 and has been serving as a member of the New York State Real Estate Advisory Committee since 1985.

     Robert N. Flint. Mr. Flint has been retired since 1984. Prior to his retirement, he served as senior vice president and comptroller of American Telephone and Telegraph Company.

     William D. Hassett. Mr. Hassett, a real estate investor and managing member of Hassett-Belfer Senior Housing L.L.C. is also owner of W.D. Hassett, Inc., a real estate management company. Mr. Hassett, formerly a director of Olympia & York Holdings (USA), was the Chairman of the New York State Urban Development Corporation from 1977 to 1981, Chairman of the Battery Park City Authority from 1979 to 1981, Chairman of the Board of the New York State Dormitory Authority from 1985 to 1994 and is a former New York State Commerce Commissioner. He presently serves as a member of the Real Estate Advisory Committee to the New York State Common Retirement Fund.

     James J. Houlihan. Mr. Houlihan has been a partner of Houlihan-Parnes Realtors, LLC, a commercial real estate firm for more than the past five years. Mr. Houlihan is president of JHP Realty Advisors, Inc., a real estate advisory firm and a partner in each of Kislev Management Corp., a commercial real estate management firm, and Real Estate Servicing, Inc. and C.C. Capital Servicing, Inc., both mortgage servicing firms.

     Jerome R. McDougal. Mr. McDougal served as Chief Executive Officer of the Company and the Predecessor from April 1995 and as President from July 1997 until he retired from such positions in June 1998. Mr. McDougal served as President and Chief Executive Officer of the Predecessor from March 1991 to April 1995, at which time he became Chairman of the Board and Chief Executive Officer. Prior to joining the Company, Mr. McDougal was Chairman and Chief Executive Officer of the Apple Company for Savings for four years. Prior to joining Apple Company, Mr. McDougal held various positions, including management positions in a manufacturing concern, operating a consulting company, and running one of the largest automotive retail chains in the New York metropolitan area.

     Edward  V.  Regan.  Mr.  Regan  is  Chairman  of the  Municipal  Assistance
Corporation and Policy Advisor for the Jerome Levy Economics Institute. Mr. Regan previously served as the New York State Comptroller from 1979 to 1993.

     David A. Shapiro. Mr. Shapiro has been a portfolio manager for Seneca Capital Management LLC, an investment management firm since May 1995. Mr. Shapiro founded Asset Holdings Group, a privately held originator of senior and mezzanine commercial real estate loans formed in 1993. From 1991 to 1993, Mr. Shapiro also served as an advisor to the Predecessor in connection with the restructuring and disposition of a portion of its commercial real state portfolio.

Board of Directors and Committees

     The Board of Directors has two standing committees, an asset management committee and an audit committee. The audit committee is comprised of Messrs. Flint (Chairman) and Regan and Ms. Duke and the asset management committee is comprised of Messrs. Hassett (Chairman), McDougal and Regan. Following the Annual

746603.6
                                       -5-

Meeting, the resignation of Mr. Flint and the appointment of Messrs. Dworman and Shapiro, the function of the asset management committee will be changed so that oversite of the day-to-day management of the Company will be transferred to an executive committee of the Board of Directors. The executive committee will be comprised of Messrs. Dworman, Hassett and McDougal. In addition, it is expected that Mr. Regan will become chairman of the audit committee and Mr. Shapiro will become a member of such committee filling the vacancy created by Mr. Flint's resignation.

     The asset management committee (and after the Annual Meeting, the executive committee) oversees the management of the day-to-day business and affairs of the Company and the implementation of the management of the Company's assets. The asset management committee, to be comprised of Messrs. Hassett, Houlihan and Shapiro, will oversee the performance of the asset portfolio of the Company and will be chaired by Mr. Hassett. The audit committee reviews and provides recommendations to the Board of Directors with respect to the engagement of the Company's independent auditors, financial reporting practices and internal accounting and financial controls and procedures of the Company and monitors the Company's compliance with its policies and procedures. In addition, the audit committee also administers and reviews all compensation policies and will provide recommendations to the Board of Directors with respect thereto.

     During fiscal year 1998, the Board of Directors (including meetings held by the Board of Directors of the Predecessor) held 17 meetings, including telephonic meetings. The audit committee held 3 meetings during the fiscal year. The asset management committee held 11 meetings. During fiscal year 1998, each director attended 94% of the total number of meetings of the Board of directors and 100% percent of the total number of meetings of committees on which he or she served.

Compensation of Directors

     Directors of the Company receive an annual retainer of $20,000, plus $1,000 for each board meeting attended and $750 for each committee meeting attended.

Executive Officers

     Inasmuch as the Predecessor had disposed of its depository banking operations in connection with the sale of its branches and transfer of its deposits to Marine Midland Bank in June 1996 (the "Branch Sale"), the Company as successor does not require a large staff of officers or employees to manage the business and affairs of the Company. Certain day-to-day management functions are performed by RB Management Company LLC pursuant to the terms of a management agreement. See "--Certain Relationships and Related Transactions".

     The Company's officers are Jerome R. McDougal, who serves as the chairman of the board, Nelson L. Stephenson, who serves as president and chief executive officer of the Company, and Robin Chandler Duke, who serves without compensation as the vice president and secretary of the Company. Set forth is certain biographical information for Mr. Stephenson.

     Nelson L. Stephenson. Mr. Stephenson was elected to the offices of president and chief executive officer of the Company in July 1998. For more than the past five years, Mr. Stephenson has been President of Fintek Inc., a privately held financial advisory firm that provides services to the Company and the Predecessor. Mr. Stephenson is also President and a Director of Coast-To-Coast Financial Corporation, a unitary savings and loan holding company which owns Fintek, Inc. and Superior Bank FSB as well as other subsidiaries engaged in consumer finance.

Executive Compensation

     The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the chief executive officer of the Company (and the Predecessor) for services rendered in all

746603.6
                                       -6-
capacities to Company (and the Predecessor) and subsidiaries thereof during such period. There were no other executive officers who received any compensation from the Company (and the Predecessor) (other than director fees).



                           Summary Compensation Table

                               Annual Compensation


                                                                                                        All Other
Name and Principal                                                                  Other              Compensation
Position                           Year        Salary($)       Bonus($)        Compensation($)             ($)
--------                           ----        ---------       --------        ---------------         -------------
Jerome R. McDougal                 1998         $300,000         --               $63,214(1)           $123,110 (2)
  Chairman of the Board,           1997          300,000         --               66,990 (1)            117,296(2)
  Chief Executive Officer          1996          300,000         --               84,988 (1)            112,431(2)
  and President


----------------------

(1) Consists of a housing allowance, club dues, automobile and driver expenses (aggregating $21,548, $25,324 and $42,760 for the 1998, 1997 and 1996 periods presented, respectively), certain tax expense reimbursements and health insurance premiums.


(2) Consists of contributions of $9,000, $9,500 and $9,370 made by The Company to its 401(k) Tax Deferred Savings Plan, accruals of and earnings on deferred compensation in the amounts of $110,053, $103,739 and $100,551 and payments of $4,057, $4,057 and approximately $2,400 for life and personal liability insurance premiums for the 1998, 1997 and 1996 periods presented, respectively.

Employment Arrangement

    Jerome R. McDougal, was compensated pursuant to an arrangement with the Predecessor reached in 1991. The terms of Mr. McDougal's employment were memorialized in the minutes of the Predecessor's January 22, 1991 Board of Directors meeting, which provided for an annual salary of $375,000 and customary employee benefits commensurate with Mr. McDougal's position at the Company. $75,000 of Mr. McDougal's annual salary was in the form of deferred compensation. Mr. McDougal's annual deferred compensation accrues quarterly in equal amounts and earns a variable rate of interest on the cumulative balance. Prior to the Branch Sale, interest was compounded quarterly at the highest rate offered on the predecessor's customer deposits each quarter and was thereafter compounded at the prime rate. Mr. McDougal received additional compensation in the form of a housing allowance, an automobile and payment of club membership dues. The Company also reimbursed Mr. McDougal for the amount of personal income taxes incurred as a result of the additional benefits.

     Mr. McDougal retired from his offices of president and chief executive officer in June 1998 at which time he was granted severance equal to two years of his $300,000 annual salary. As part of his severance package, the Company will continue to fund his health insurance premiums for the two year severance period and his automobile allowance until the lease term for his current vehicle expires in November 1998. Mr. McDougal also elected to withdraw his deferred compensation in the amount of $689,728 during the quarter ended June 30, 1998.

     Mr. Stephenson is compensated pursuant to an arrangement with the Company that provides for a salary of $2,000 per month.

Certain Relationships and Related Transactions

     Arrangements with RB Management LLC. The Company succeeds to a management agreement, dated as of June 28, 1996 (the "Management Agreement"), with RB Management Company LLC ("RB Management"), a firm

746603.6
                                       -7-

100% owned by Alvin Dworman, the Company's largest stockholder who owns 39% of the outstanding shares of Common Stock and a nominee for appointment as director. Pursuant to the Management Agreement, RB Management is engaged exclusively as an independent contractor to provide the Company with prescribed general management services and asset management services. The general management services provided by RB Management include the management of the general business affairs and corporate activities of the Company and the oversight of third party service subcontractors providing services not provided directly by RB Management to the Company. Such services include, but are not limited to: (I) developing and implementing policies and procedures for the ordinary day-to-day management of the Company and the disposition of its assets as approved by the Board of Directors; (ii) managing corporate activities, including (a) preparing and maintaining business plans, (b) providing treasury and tax services, (c) providing financial and accounting services, (d) monitoring the Company's progress (with e.g. internal controls, internal audits and operational audits) and (e) monitoring portfolio progress (e.g. reviewing asset business plans, loan status and restructuring plans); and (iii) providing, obtaining and overseeing third party services when required, such as loan servicing, general ledger, legal, accounting and audit services (collectively, the "General Management Services").

     The asset management services provided by RB Management pursuant to the Management Agreement include the management of the Company's assets, properties and loans and the oversight of third party service subcontractors providing services with respect thereto. Such services include, but are not limited to:
(i) managing assets, properties and loans, including (a) troubleshooting the loan portfolio (with respect to e.g. delinquencies and loan status), (b) reviewing loans to determine, develop and recommend loan plans, restructures or litigation strategies, (c) restructuring loans (including planning, implementing and monitoring), (d) foreclosing assets (including hiring attorneys, obtaining title and commencing management), (e) preparing asset business plans (including enhancement strategies), (f) managing and monitoring real estate owned (including site visits, liaison with brokers and property managers, reviewing property reports and leasing), disposing of real estate owned (including solicitation, review and recommendation of offers and negotiation and closing of sale), and (h) providing financial and operating reports (including monthly reports, quarterly analysis, financial statements and reports to the Board of Directors); and (ii) providing, obtaining and overseeing third party services when required, such as property management, loan marketing, brokerage, leasing, legal, accounting and audit (collectively, the "Asset Management Services").

     Pursuant to the Management Agreement, for the General Management Services, RB Management is paid an annual base fee, payable monthly, not to exceed $1,250,000 (the "Base Fee"). The Base Fee is determined on the basis of the costs expected to be incurred by RB Management in providing the General Management Services. The agreement requires that the Base Fee be reviewed no less frequently than annually by the audit committee of the Board of Directors and adjusted based on costs expected to be incurred as aforesaid. The agreement requires that the Base Fee be adjusted in the event a third party service subcontractor is engaged to provide a function required of RB Management under the agreement.

     Pursuant to the Management Agreement, for the Asset Management Services, RB Management is paid (I) an annual fee, payable monthly, equal to .75% of the average month-end book value of the Company's assets (the "Asset Service Fee") and (ii) an asset disposition success fee equal to .75% of the proceeds from the sale or collection or refinancing of any Company asset (the "Asset Disposition Fees"). Any fees payable under the Management Agreement not paid within 30 days of the date billed bear interest at the prime rate published by CitiBank NA.

     During the year ended June 30, 1998, the Company accrued $1,250,000 in expenses for the Base Fee payable to RB Management, $1,331,000 for the Asset
Service Fee and $360,000 for the Asset Disposition Fees. The Company paid $5,108,000 of the foregoing fees, including $1,998,000 outstanding at June 30, 1997, during the 1998 fiscal year. The Base Fee for fiscal year 1999 is $1,250,000.

     Pursuant to the Management Agreement, RB Management may retain, subject to the approval of the audit and asset management committees of the Board of Directors, third party service subcontractors to provide services not provided directly by RB Management. The agreement provides that RB Management is to be reimbursed for all bills arising out of approved third party service agreements. RB Management is also reimbursed for reasonable out-

746603.6
of-pocket expenses incurred in connection with rendering the General Management Services. As contemplated in the Management Agreement, during fiscal year 1998, RB Management retained Fintek Inc. ("Fintek"), a firm which is 50% beneficially owned by Mr. Dworman and for which an adult child of Mr. Dworman serves as a director. Fintek was retained to continue to provide the advisory services that it had previously provided to the Company pursuant to direct arrangements with the Company. In accordance with the Management Agreement, all payments to Fintek are the obligation of RB Management and were paid out of fees received by RB Management from the Company pursuant to the Management Agreement.

     The Management Agreement has a term of three years that shall automatically be extended for an additional one year term if the Company's senior secured loan facility with Marine Midland Bank (the "Marine Senior Loan") remains outstanding upon the termination of the initial term and thereafter for an additional one year, if at the termination of the initial extension term, the Marine Senior Loan remains outstanding. Subject to the consent of Marine Midland, the agreement may be terminated by either party for any reason upon 180 days written notice to the other party, by RB Management in the event of a payment default by the Company, by the Company for cause as prescribed in the agreement and by mutual written consent. The agreement may also be terminated by RB Management upon 60 days written notice that all of the assets of the Company have been sold. The Management Agreement provides for proration of the fees payable to RB Management in the event of termination and for reimbursement of any reasonable costs incurred by RB Management as a result of the termination, including termination or severance payments made to third party service subcontractors or employees terminated by RB Management as a result of such termination. In addition, in the event of termination, RB Management is entitled to Asset Disposition Fees on any proposed asset dispositions in process if such assets are disposed of within six months from such termination

     Arrangements with Fintek Inc. During the period October 1, 1991 through June 28, 1996, Fintek provided certain financial consulting, strategic planning and advisory services to the Company's predecessor (the "Services Arrangement"), including providing advice and consulting services with regard to the Company's treasury functions. Fintek earned hourly rate-based fees under the Services Arrangement. During the year ended June 30, 1995 and the six month period ended December 31, 1995, The Company paid $116,000 and $65,000, respectively, to Fintek for services provided under the Services Arrangement.

     In September 1995, the Company's predecessor engaged Fintek to provide certain advisory services in connection with the Branch Sale and related transactions (the "Transaction Engagement"). Under the terms of the Transaction Engagement, Fintek earned hourly rate-based fees and was reimbursed for its reasonable out-of-pocket expenses incurred in performing its services. Fintek was also entitled to receive a success fee, upon consummation of the Branch Sale, equal to the sum of (a) 0.6% of the excess of assumed liabilities over transferred assets under the Branch Sale agreement (the "Base Fee") and (b) 0.6% of any principal payments received by the Company's predecessor with respect to the junior subordinated participation interests (the "Participation-based Fee"). The Base Fee was payable 20% on the closing date of the Branch Sale and 20% on each of the next four anniversary dates of the closing, with quarterly interest payments on any deferred amounts accrued at an annual rate equal to the prime rate of Chemical Bank in effect from time to time. The Participation-based Fee is to be paid when and to the extent such principal payments are collected. Pursuant to the Transaction Engagement, Fintek earned a Base Fee equal to $558,000.

     At June 30, 1996, the Predecessor had payables due Fintek in the aggregate amount of approximately $1,516,000, which represented $558,000 Base Fee and $696,000 in hourly fees and expense reimbursements under the Transaction Engagement and $262,000 in hourly fees under the Services Arrangement. During fiscal years 1998 and 1997, the Company made payments in the amount of approximately $531,000 and $762,000, respectively, to reduce the foregoing payables. At June 30, 1998, the Company had outstanding payables of $223,000 with respect to the foregoing.


746603.6
                                       -9-

     The Company believes that the terms reached with respect to each of the foregoing related party service agreements and arrangements represent terms that are at least as favorable to the Company and the Predecessor as could be obtained from unaffiliated parties providing comparable services.



Report on Executive Compensation(1)

The audit committee of the board of directors administers and reviews all of the compensation policies of the Company.

Since the Company no longer requires a large staff of officers or employees to manage the business and affairs of the Company, the Company no longer administers an executive compensation program.

Jerome R. McDougal, chairman of the board and until June 1998 chief executive officer and president of the Company and the Predecessor, was the only officer compensated by the Company in fiscal year 1998. Robin Chandler Duke, who serves as vice-president and secretary, is not paid any compensation in such capacities by the Company. The base salary (and deferred compensation) of Mr. McDougal, which has not changed since the commencement of his original employment as the president of the Predecessor in 1991, was determined through employment negotiations and was believed to be comparable to salaries paid to principal executive officers by other companies in the banking industry. The severance package granted Mr. McDougal was determined by the committee to be appropriate of his years and level of service to the Company and the Predecessor.




                               Robin Chandler Duke
                                 Edward V. Regan



-----------------

(1) The material in this report is not "solicitation material," is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

--------------------------------------------------------------------------------

Performance Graph

     The Company has omitted from this proxy and information statement since trading prices and quotations for the Company's Common Stock are not currently available.

746603.6
                                       -10-

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to beneficial ownership of Common Stock by (I) each person known by the Company to own beneficially or of record more than 5% of Common Stock, (ii) each director, nominee for director and executive officer of the Company, and (iii) all directors, nominees for director and executive officers as a group. Unless otherwise indicated, each stockholder listed in the table has sole voting and investment powers as of August 2, 1998 with respect to the shares owned beneficially or of record by such person.


Name and Address                         Amount and Nature of       Percent of
of Beneficial Owner                      Beneficial Ownership      Common Stock
------------------                       --------------------      ------------

Mr. Alvin Dworman                            2,768,400                39.0%
645 Fifth Avenue
New York, New York 10022

East River Partnership B(1)                    415,800                 5.9%
Madison Plaza
200 West Madison Street
Suite 3800
Chicago, Illinois 60606

Odyssey Partners, L.P.(2)                      415,800                 5.9%
31 West 52nd Street
New York, New York 10019

Mr. J. Ezra Merkin(3)                          623,666                 8.8%
450 Park Avenue
New York, New York 10022

Ariel Management Corp.(4)                      371,689                 5.2%
450 Park Avenue
New York, New York 10022

Ms. Robin Chandler Duke                             --                   --

Mr. Robert N. Flint                              4,000                    *

Mr. William D. Hassett                           2,150                    *

James J. Houlihan                                   --                   --

Mr. Jerome R. McDougal                           4,000                    *

Mr. Edward V. Regan                                 --                   --

David A. Shapiro                                    --                   --

All directors, nominees for director and     2,778,550                    *
executive officers as a group (8 persons)


----------------
*  Less than .1%.

(1) East River Partnership B is an Illinois general partnership, the general partners of which are: (1) JAP Grandchildren Trust # 1, the co-trustees of which are Marshall E. Eisenberg and Jay A. Pritzker;
          (2) Don Trust #25, the co-trustees of which are Marshall E. Eisenberg and Thomas J. Pritzker; and (3) R.A. Trust #25, the co-trustees of which are Marshall E. Eisenberg and Thomas J. Pritzker.

746603.6
                                      -11-

(2) Odyssey Partners, L.P. is a Delaware limited partnership having six general partners: Stephen Berger, Leon Levy, Jack Nash, Joshua Nash, Brian Wruble and Nash Family Partnership, L.P. The general partners of Odyssey Partners, excluding Nash Family Partnership, L.P., share voting and dispositive power over all owned shares.

(3) Gabriel Capital , L.P., a Delaware limited partnership ("Gabriel"), is the holder of 251,977 shares of Common Stock. Ariel Fund Limited, a Cayman Islands corporation ("Ariel Fund"), is the holder of 371,689 shares of Common Stock. Gabriel and Ariel Funds are managed investment vehicles and neither is the beneficial over such shares. Ariel Management Corp., a Delaware corporation ("Ariel"), as investment advisor to Ariel Fund, has voting and dispositive power over the 371,689 shares of Common Stock held by Ariel Fund. As the general partner of Gabriel, Mr. Merkin has voting and dispositive power over the 251,977 shares of Common Stock held by Gabriel. In addition, as the sole shareholder and president of Ariel, Mr. Merkin may be deemed to have voting and dispositive power over the 371,689 shares of Common Stock owned by Ariel Fund. Accordingly, Mr. Merkin may be deemed to be the beneficial owner of 623,666 shares of Common Stock.

(4) Ariel, as investment advisor to Ariel Fund, has voting and dispositive power over the 371,689 shares of Common Stock held by Ariel Fund and therefore may be deemed to be the beneficial owner of such 371,689 shares of Common Stock. In addition, as the sole shareholder and president of Ariel, Mr. Merkin may also be deemed to have voting and dispositive power over the 371,689 shares of Common Stock owned by Ariel Fund and therefore, he may be deemed to be the beneficial owner of the 371,689 shares of Common Stock held by Ariel. See Note 3 above.



746603.6
                                      -12-

               PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1999, and has further directed that the selection of such auditors be submitted for ratification by the holders of Common Stock at the Annual Meeting. The Company has been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Ernst & Young LLP will have a representative at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

     Stockholder ratification of the appointment of Ernst & Young LLP as the Company's independent auditors is not required by the Company's restated organization certificate, amended and restated by-laws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.

746603.6
                                      -13-

             PROPOSAL 3 -- ELECTION OF THE PREFERRED STOCK NOMINEES


     THE BOARD OF DIRECTORS DOES NOT TAKE ANY POSITION WITH RESPECT TO THE ELECTION OF ANY OF THE PREFERRED NOMINEES AND IS NOT SOLICITING ANY PROXIES IN CONNECTION WITH THE ANNUAL MEETING AND DOES NOT MAKE ANY RECOMMENDATION "FOR" OR "AGAINST" THE ELECTION OF ANY SUCH NOMINEE.

Introduction

     The Company's Preferred Stock is designated and issued pursuant to a certificate of designation (the "Certificate of Designation") that provides that the holders of Preferred Stock will have the right to elect two directors if the Company or its predecessor shall have failed to make the payment of full dividends on the Preferred Stock or the substantially identical preferred stock of the predecessor (or to make a declaration of such full dividends and set apart of a sum sufficient for the payment thereof) with respect to six (6) dividend periods, whether consecutive or not (a "Voting Event"). The Company and its predecessor have not paid a quarterly dividend on its preferred stock since March 30, 1996 and thus a Voting Event has occurred.

     Now that a Voting Event has occurred, the holders of Preferred Stock have the exclusive right to elect two directors at the Annual Meeting to fill two newly-created directorships that were created without further action upon the occurrence of the Voting Event pursuant to the terms of the Certificate of Designation. Directors so elected serve until the next annual meeting of stockholders of the Company when such directors terms expire. The right of holders of Preferred Stock to elect directors continues until dividends on the Preferred Stock have been paid for four consecutive dividend periods at which time such voting rights will, without further action, terminate subject to revesting in the event of a subsequent Voting Event. Upon such termination the number of directors constituting the directors of the Company will, without further action, be reduced by two.

Preferred Stock Nominees

     The Company has received written communications from the following persons representing that they are holders of Preferred Stock: Cargill Financial Services Corporation, Corbyn Asset Management, Inc., Lutheran Brotherhood Research Corp., State Street Research & Management Company, Strome, Susskind Investment Management, L.P. and West Broadway Partners, Inc. (collectively, the "Nominating Preferred Stockholders"). The Nominating Preferred Stockholders represent that they hold in the aggregate 85% of the total number of shares of Preferred Stock. The Nominating Preferred Stockholders have nominated Jeffrey E. Susskind and David J. Liptak as the Preferred Stock Nominees to fill the two directorships created as a result of the Voting Event.

     The Certificate of Designation is silent on the vote necessary to elect the two directors to be filled by the holders of Preferred Stock as a result of the Voting Event. As discussed elsewhere herein, the Company has determined to apply to the election of the two directors by the holders of Preferred Stock the general vote and quorum requirements contained in its bylaws for the election of directors by the holders of Common Stock. Therefore, the election to the Board of Directors of the Preferred Stock Nominees for directors will require the affirmative vote of the holders of a plurality of the shares of Preferred Stock present in person or represented by proxy at the Annual Meeting and entitled to vote assuming a quorum is present. In tabulating the vote, abstentions will be disregarded.

     Certain biographical information with regard to Preferred Stock Nominees provided by the Nominating Preferred Stockholders is set forth below. The Company assumes no responsibility for the accuracy or completeness of any information provided by the Nominating Preferred Stockholders regarding the biographies of the Preferred Stock Nominees set forth below and makes no representation as to the qualifications or fitness of the Preferred Stock Nominees to serve as directors.


746603.6
                                      -14-

Name                 Age       Position, Principal Occupation, Business
                               Experience and Directorships Held

David J. Liptak       40       Mr. Liptak has been the President of West
                               Broadway Partners, Inc., which is the General
                               Partner of West Broadway Partners, L.P. and the investment manager of AIG International
                               West Broadway Fund, Ltd for more than the past five years. Mr. Liptak was previously a Senior Vice President at Oppenheimer & Co.,
                               Inc.

Jeffrey E. Susskind   45       Mr. Susskind has been a principal of Strome,
                               Susskind Investment Management, L.P., an investment management company located in
                               Santa Monica, California for more than the past five years. Mr. Susskind was previously an investment manager with Kayne, Anderson
                               & Co. Mr. Susskind is also the Chairman of the Board of Sheridan Energy, Inc., a publicly traded domestic independent energy company engaged in the production of oil and gas.

Contact with Nominating Preferred Stockholders

     Since May 1998, representatives of the Company have had various contacts with representatives of certain of the Nominating Preferred Stockholders (the "Organized Group"). Such contacts have taken the form of written communications, in person meetings and telephone conference calls. Representatives of the Company and the Organized Group have discussed certain proposals under which the Company would offer to exchange a new security for the Preferred Stock. While the Company and the Organized Group have discussed such proposals and continued the dialogue with regard to the same, the Company to date has not formally extended such proposals. As of the date of this Proxy and Information Statement, the Company continues to engage in a dialogue with representatives of the Organized Group on the subject of an exchange. There can be no assurance, however, that the dialogue will continue or that it will result in any offer to exchange a new security for the Preferred Stock.


746603.6
                                      -15-

                             STOCKHOLDERS PROPOSALS

     Any proposal which a stockholder wishes to have presented at the Company's next annual meeting of stockholders, if any, must be received at the Company's office located at 645 Fifth Avenue, New York, New York 10022, no later than May 16, 1999.

                                  ANNUAL REPORT

     The Company intends to distribute a copy of the Company's 1998 Annual Report to Stockholders (which includes the Company's Annual Report on Form 10-K for the year ended June 30, 1998) as soon as practicable following the filing of the Form 10-K with the Commission.

                             ADDITIONAL INFORMATION

     UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1998 REQUIRED TO BE FILED WITH THE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, RB ASSET, INC., 645 FIFTH AVENUE, NEW YORK, NEW YORK 10022.


                                  OTHER MATTERS

     The Company is not aware of any business to come before the Annual Meeting other than those matters described above in this proxy and information statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

New York, New York                      By the Order of the Board of Directors


                                        Robin Chandler Duke
                                        Secretary

746603.6
                                      -16-